UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 26, 2013

GALENA BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33958	20-8099512
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

310 N. State Street, Suite 208

Lake Oswego, Oregon 97034

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 855-4253

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2013, the board of directors (the “Board”) of Galena Biopharma, Inc. (“we,” “our,” “us” or the “Company”) appointed William L. Ashton as a Class I director with a term expiring at the 2014 annual meeting of stockholders of the Company.

In conjunction with Mr. Ashton’s appointment as a director, on April 26, 2013, the Board granted to Mr. Ashton under our Amended and Restated 2007 Incentive Plan a stock option to purchase up to 100,000 shares of our common stock at an exercise price equal to $2.54 per share, which was the closing market price of our common stock on April 26, 2013 (i.e., the date of grant). The stock option will vest and become exercisable in four equal quarterly installments of 25,000 shares each beginning on the first quarterly anniversary of the date of grant, provided, in each case, that Mr. Ashton remains a director through such vesting date. The option has a ten-year term and will be on such other terms set forth in our standard form of stock option agreement for our non-employee directors.

The appointment of Mr. Ashton as a director was not pursuant to any agreement or understanding between Mr. Ashton and any third party. Additionally, Mr. Ashton is not a party to any transaction with the Company of the type required to be disclosed under Section 404(a) of Regulation S-K.

A copy of the press release issued on May 1, 2013 regarding Mr. Ashton’s appointment to the Board is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 1, 2013, announcing the appointment of William L. Ashton as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALENA BIOPHARMA, INC.

Date: May 2, 2013	By:	/s/ Mark J. Ahn
Mark J. Ahn, Ph.D.
President and Chief Executive Officer

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